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                               FIRST AMENDMENT TO
                                OPTION AGREEMENT


                 FIRST AMENDMENT TO OPTION AGREEMENT, dated as of January 8, 1997 (the "Amendment"), by and between Liquidity Financial Group, L.P., a California limited partnership (the "Optionee"), and Apollo Real Estate Investment Fund II, L.P., a Delaware limited partnership (the "Fund").

                                  WITNESSETH:

                 WHEREAS, the parties entered into an Option Agreement, dated the 21st day of November, 1996 (the "Agreement"), and now desire to amend the Agreement to clarify the commencement of the Option Period; and

                 WHEREAS, Krescent Partners L.L.C., a Delaware limited liability company (the "Bidder"), has commenced or will commence a series of tender offers (the "Tender Offers") to acquire units of Investor Limited Partnership Interest (or assignee interests therein or depositary certificates representing such units) (the "Units") of various real estate limited partnerships sponsored and/or managed by The Krupp Corporation, a Massachusetts corporation (the "Targets").

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                 1. Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

                 1. Grant of the Options. The Fund hereby grants to the Optionee the right to purchase (the "Option") all or any part of the Option Interests from the Fund exercisable from the latest date Bidder accepts for payment Units tendered pursuant to a Tender Offer until that date which is six months after the date the Option becomes exercisable (the "Option Period"), at a purchase price (the "Purchase Price") equal to five percent (5%) of the aggregate consideration paid and expenses incurred by the Bidder for the Units in the Tender Offer together with interest at a rate of 20% per annum based on a year of 366 days (calculated from and after the date of the closing of the Tender Offer through and including the date of the closing of the Option). If Optionee does not exercise the entire Option, the Purchase Price shall be reduced pro rata in accordance with the percentage of the entire Option exercised by the Optionee;

                 2. Except as expressly set forth above, the Agreement shall remain in full force and effect without amendment or modification.

                 3. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.





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         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.



                                        LIQUIDITY FINANCIAL GROUP, L.P.


                                        By:  Liquidity Financial
                                             Corporation, its general partner



                                        By:  /s/ Brent Donaldson
                                           ------------------------------------
                                                Brent Donaldson
                                                President




                                        APOLLO REAL ESTATE INVESTMENT
                                        FUND II, L.P.

                                        By:     Apollo Real Estate Advisors II,
                                                L.P., its general partner


                                        By:     Apollo Real Estate Capital
                                                Advisors II, Inc.,
                                                its general partner



                                        By: /s/ W. Edward Scheetz
                                            ----------------------------------
                                            W. Edward Scheetz
                                            Vice President